EXHIBIT 10.44

AMERICAN EXPRESS COMPANY

2016 INCENTIVE COMPENSATION PLAN

PORTFOLIO GRANT 20    -20

TO

Name of Employee

Award Date	Expiration Date of the Award Period

$
Target Value

We are pleased to inform you that, pursuant to the Company’s 2016 Incentive Compensation Plan (the “Plan”), the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of American Express Company (the “Company”), made an award of a portfolio grant to you as hereinafter set forth (the “Award”) under the Plan as of the award date specified above (the “Award Date”). The Award is subject to the Detrimental Conduct Provisions established by the Committee, and as from time to time amended, as well as the “Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards” or similar document, and any successor thereto, executed by you.

1. General.    You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth in this agreement (this “Agreement”). The Target Value of the Award is the Target Value of the Average Annual ROE Incentive Component (the “Average Annual ROE Target Value”). The period beginning                     , 20     and ending on the expiration date specified above (the “Expiration Date”) is the “Award Period.” The Target Value may be reduced by the Committee in its sole discretion, which may include but need not be limited to, situations where on the last day of the Award Period you are engaged in Related Employment, as that term is defined in the Plan. The Schedule A Value (as that term is defined below), if any, will be determined as specified in Section 3.

2. Requirement of Employment.    Except as otherwise provided in Section 4 and Section 6, your rights to the Cash Value and the Number of Restricted Shares or Restricted Stock Units, if any (as those terms are defined below) under Section 5, shall be provisional and shall be canceled in whole or in part, as determined by the Committee in its sole discretion if your continuous employment with the Company and its Affiliates (as that term is defined in the Plan) or your Related Employment (as that term is defined in the Plan) (hereinafter collectively referred to as “employment with the American Express companies”), terminates for any reason on or before the Payment Date set forth in Section 5. Whether and as of what date your employment with the American Express companies shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion.

3. Determination of the Schedule A Value, Initial Value, Final Value, Cash Value and the Number of Restricted Shares or Restricted Stock Units.

(a) Except as otherwise provided in this Section 3 and in Section 2, Section 4 and Section 6, there shall be paid to you in accordance with Section 5, as may be adjusted by the Committee pursuant to Section 3(f), the Schedule A Value of the Average Annual ROE Incentive Component (the “Average Annual ROE Schedule A Value”) as of the last day of the Award Period, if any, as provided in Section 3(b).

(b) Average Annual ROE Schedule A Value.    Except as otherwise provided in this Section 3, the Average Annual ROE Schedule A Value as of the last day of the Award Period will be equal to (Xb) times (Yb), where (Xb) equals the Average Annual ROE Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Average Annual ROE (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in Schedule A to this Agreement, and where (Yb) is the Average Annual ROE Target Value. However, in no event will the Average Annual ROE Schedule A Value be greater than the Maximum Average Annual ROE Value, which equals the maximum Average Annual ROE Incentive Payout Percentage set forth in Schedule A to this Agreement, times the Average Annual ROE Target Value.

(c) Calculation.    In the application of Schedule A to this Agreement after the end of the Award Period for purposes of determining the Schedule A Value pursuant to Section 3(b), if the Average Annual ROE is less than the level needed to have some Average Annual ROE Schedule A Value, there shall be no Average Annual ROE Schedule A Value; and if the Average Annual ROE is equal to or greater than the level to have some Average Annual ROE Schedule A Value, but less than or equal to the maximum level, and the Average Annual ROE actually attained is not represented in the table set forth on Schedule A, then the Average Annual ROE Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Average Annual ROE actually attained.

(d) Definitions.    For purposes of this Award, all accounting terms are defined in accordance with generally accepted accounting principles as set forth in the Company’s annual audited financial statements, except as otherwise provided below (which will take into account, in each case, the expenses and other financial effect for the applicable year(s) of portfolio grants under the Plan except as adjusted by the application of Section 3(e) and Section 3(f)).

(i) “Net Income” means, for any given year, the after-tax net income (or loss) of the Company or of a segment or other part of the Company, as the case may be, for such year, as reported by the Company and as adjusted below. The calculation of Net Income for any given year will be adjusted to exclude:

•	Reported cumulative effect of accounting changes;

•	Reported income and losses from discontinued operations; and

•	Reported Unusual or Infrequently Occurring Items or both as determined under generally accepted accounting principles.

(ii) “Annual Return on Equity” means, for any given year, the Net Income for such year divided by the Average Annual Shareholders’ Equity for such year.

(iii) “Average Annual ROE” means, for the Award Period, the sum of the Annual Return on Equity for every year in the Award Period, divided by 3.

(iv) “Average Annual Shareholders’ Equity” means, for any given year, the sum of the total shareholders’ equity of the Company or of a segment or other part of the Company, as the case may be, as of the first day of such year and as of the end of each month during such year (each as reported by the Company), divided by 13.

(e) As provided by Paragraph 15(a) of the Plan, to the extent permissible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of any change in the outstanding shares of the Company by reason of any corporate transaction or change in corporate capitalization, such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of the Average Annual ROE Incentive Component under this Award as may be determined to be appropriate by the Committee, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee to reflect such change under this Section 3(e) shall be final, binding and conclusive for all purposes.

(f) As soon as practicable after the last day of the Award Period, the Committee may determine, in its sole discretion, that the Schedule A Value (as initially determined in Section 3(b)), if any, may be adjusted downward, but in no event upward, as follows:

(i) Your Unit’s Results.    Downward by a percentage (ranging from 0-100%) of such initially determined sum, based on such criteria as the Committee shall deem appropriate relating to your unit’s results, with such resultant sum being the “Initial Value”; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of portfolio grants in your unit, whether or not such award holders are similarly situated.

(ii) Your Individual Results.    The Initial Value may be adjusted further downward by a percentage (ranging from 0-100%) of such Initial Value after the application of Section 3(f)(i)), based on such criteria as the Committee shall deem appropriate relating to your individual results, with such resultant sum being the “Final Value” (except as otherwise provided by Section 8); provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of portfolio grants, whether or not such award holders are similarly situated.

(g) In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value.

(h) Subject to the limitations set forth in Section 8, the Committee shall determine the Schedule A Value, the Initial Value and the Final Value pursuant to this Agreement, and such determinations by the Committee shall be final, binding and conclusive upon you and all persons claiming under or through you.

(i) The Committee shall determine in its own discretion what portion of the Final Value, if any, shall be payable in cash (the “Cash Value”), and what portion shall be denominated in shares of Restricted Stock or Restricted Stock Units of the Company (the “RSA” or the “RSU”), in accordance with Section 5 below. The RSA or the RSU shall have the terms substantially as set forth in the form of Restricted Stock or Restricted Stock Unit awards granted generally under the Plan, or its successor, except that the RSA or the RSU shall (A) vest pursuant to a period determined in the Committee’s discretion, except that such vesting period shall not be less than one year from date of grant, and (B) be forfeitable only if your employment with the American Express companies terminates by reason of voluntary resignation or terminates for cause (that is, violation of the Code of Conduct as in effect from time to time) prior to the applicable vesting dates. The number of shares of Restricted Stock or the number of Restricted Stock Units of the Company comprising the RSA or the RSU (the “Number of Restricted Shares” or the “Number of Restricted Stock Units”) shall be determined by dividing such portion of the Final Value so designated by the Committee, if any, by the closing price of the shares of the Company’s common stock, par value of $.20 per share (the “shares”) on the date that the Committee approves payout of the Award, and shall be payable in the form of an RSA or an RSU in accordance with Section 5 below.

4. Death, Disability or Retirement.

(a) Death or Disability.    If, on or before the Payment Date set forth in Section 5(b), but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of Disability at any time following the Award Date or you die at any time following the Award Date, you will be entitled to a payment equal to the Final Value, which for this purpose shall be calculated by applying the rate at which the expense for the Award was being accrued for purposes of the Company’s annual audited financial statement at the end of the last completed calendar quarter prior to your Disability or death, as applicable. Subject to receipt by the Company of such documentation and proof as it may reasonably request, such amount, if any, shall be payable within 90 days from the date of your Disability or death (or such later date permitted by Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”)), and unless otherwise determined by the Committee, in cash, shares, or other property, or any combination thereof, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award. For purposes of this Agreement, “Disability” has the meaning given such term by Section 409A, which generally provides that “Disability” means either (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of your employer. In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

(b) Early Retirement.    If your home base country is outside the European Union, and on or before the Payment Date set forth in Section 5(b) but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of Early Retirement, and such event occurs more than one year after the Award Date, then you generally will be entitled to a payment equal to the Final Value, which shall be determined for this purpose after the last day of the Award Period in the normal course in accordance with Section 3. For purposes of this Agreement, “Early Retirement” means the termination of your employment with the American Express companies at a time that you have attained 10 or more years of service with the American Express companies (or deemed service under applicable retirement arrangements) and you are age 55 or older, but younger than age 62. Such amount, if any, shall be payable in cash, Restricted Stock or Restricted Stock Units, as described in Section 3(i) above, or other property, or any combination thereof, after the Award Period in accordance with Section 5 and Section 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

(c) Full Retirement.    If your home base country is outside the European Union, and on or before the Payment Date set forth in Section 5(b) but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of Full Retirement, then you generally will be entitled to a payment equal to the Final Value, which shall be determined for this purpose after the last day of the Award Period in the normal course in accordance with Section 3. For purposes of this Agreement, “Full Retirement” means the termination of your employment with the American Express companies at a time that you have attained 10 or more years of service with the American Express companies (or deemed service under applicable retirement arrangements) and you are age 62 or older. Such amount, if any, shall be payable in cash, Restricted Stock or Restricted Stock Units, as described in Section 3(i) above, or other property, or any combination thereof, after the Award Period in accordance with Section 5 and Section 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

(d) EU Retirement.    If your home base country is in the European Union, and on or before the Payment Date set forth in Section 5(b) but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of EU Retirement, and such event occurs more than one year after the Award Date, then you generally will be entitled to receive to a payment equal to the Final Value, which shall be determined for this purpose after the last day of the Performance Period in the normal course in accordance with Section 3. For purposes of this Agreement, “EU Retirement” means the termination of your employment with the American Express companies at a time that you have attained 15 or more years of service with the American Express companies (or deemed service under applicable retirement arrangements). Such amount, if any, shall be payable in cash, shares, or other property, or any combination thereof, after the Performance Period in accordance with Section 5 and Section 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

5. Payment of Award.

(a) As soon as practicable after the last day of the Award Period, or the earlier date your continuous employment with the American Express companies terminates by reason of Disability or death in accordance with Section 4, the Committee shall determine whether the conditions of Section 2, and Section 3 or Section 4, have been met and, if so, shall ascertain the Final Value, the Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, for the Award Period, in accordance with Section 3 or Section 4, as the case may be.

(b) If the Committee determines that there is no Average Annual ROE Schedule A Value, this Award will be canceled. If the Committee determines that there is some Average Annual ROE Schedule A Value, however, the Cash Value as determined pursuant to Section 3 shall become payable to you in cash, and the Number of Restricted Shares or the Number of Restricted Stock Units shall be issued to you in the form of a Restricted Stock or Restricted Stock Unit award under the Plan, or its successor (except that the RSA or the RSU shall vest pursuant to a period determined in the Committee’s discretion, and such vesting period shall not be less than one year from date of grant), or other property, or any combination thereof, as soon as practicable following                     , 20    , but in no event later than 90 days thereafter (the “Payment Date”).

6. Other Termination of Employment.

(a) If you terminate your employment with the American Express companies and you receive separation payments under a severance plan or arrangement of the Company, then the Award shall continue to vest and become payable until the earlier of (i) the date that you receive your last separation payment or (ii) the date that you begin a new full-time position outside the Company (the earlier of such dates, the “Forfeiture Date”). Except as otherwise provided by Section 4, if the Payment Date occurs after the Forfeiture Date, then the Award will be cancelled and forfeited. If the Payment Date occurs before the Forfeiture Date, then you shall be entitled to receive payment of the Final Value, as determined by the Committee, and you shall be entitled to the Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, as the case may be, which shall be paid to you on the Payment Date pursuant to Section 5.

(b) If, after the last day of the Award Period and on or before the Payment Date, but during a period when you have been in continuous employment with the American Express companies since the Award Date, your employment with the American Express companies terminates for any reason other than death, Disability, Early Retirement or Full Retirement as set forth in Section 4, then except as otherwise provided by Section 6(a), you and all others claiming under or through you shall not be entitled to receive any amounts under this Award, except as otherwise determined by the Committee in its sole discretion.

7. Deferral or Acceleration of Payment of Award.    Any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine; provided, however, that any such deferral or acceleration must comply with the applicable requirements of Section 409A. As to such a deferral of payment, any amount paid in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate as determined by the Committee, and as to such an acceleration of payment to you under this Agreement, any amount so paid will be discounted to reasonably reflect the time value of money as determined by the Committee.

8. Change in Control.

(a) Notwithstanding anything in this Agreement to the contrary (except for Section 14, and except as otherwise provided by Section 8(b)), if there is a Change in Control (as defined below) prior to the payment of the Award, your Final Value of the Award determined under Section 3(f)(ii) may not be less than the Target Value of the Award multiplied by the Average Payout Percentage (as defined below).

(b) Notwithstanding anything in this Agreement to the contrary (except for Section 14), if you have not received payment under the Agreement and, within two years after the date of a Change in Control (as defined below), you experience a separation from service (as that term is defined for purposes of Section 409A) that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan that is in effect and in which you participate as of the date of such Change in Control, then:

(i) you shall immediately be 100% vested in the Award;

(ii) the Final Value of the Award will equal the Target Value of the Award multiplied by the Average Payout Percentage (as defined below), but prorated based on (a) the total number of full and partial months of the Award Period which have elapsed between                     , 20    , and the date of such separation from service (not to exceed 36), divided by (b) the total number of months in the Award Period; and

(iii) such value of the Award shall be paid to you in cash within five days after the date of such separation from service.

(c) “Average Payout Percentage” means the average of the payout percentages for you under the two portfolio grant awards that were paid by the Company immediately preceding the date of such Change in Control; provided, however, if you only received one portfolio grant award payment immediately preceding the date of the Change of Control, then such payout percentage and the payout percentage for your unit for the portfolio grant award that immediately preceded the portfolio grant for which you received payment shall be used to determine your Average Payout Percentage; and provided further, if you have not received any portfolio grant award payment prior to the date of the Change in Control, then your Average Payout Percentage shall be the average of the payout percentages for your unit under the two portfolio grant awards that were paid by the Company immediately preceding the date of such Change in Control.

(d) A “Change in Control” has that meaning as defined in the American Express Senior Executive Severance Plan, as amended from time to time.

(e) The Committee may not amend or delete this Section 8 in a manner that is detrimental to you, without your written consent.

9. Tax Withholding and Furnishing of Information.    There shall be withheld from any payment of cash or vesting of any shares of Restricted Stock or Restricted Stock Units under this Award, such amount, if any, as the Company and/or your employer determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment or vesting. It shall be a condition precedent to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company and/or your employer with all forms, documents or other information reasonably required by the Company and/or your employer in connection with the Award.

10. No Assignment.    As provided by Paragraph 18(d) of the Plan, except as otherwise determined by the Committee or permitted by the Plan, you may not sell, assign, transfer, pledge, hypothecate, encumber in whole or in part, or otherwise dispose of your Award or your rights and interest under the Award (except by will or the laws of descent and distribution in the event of your death), including, but not limited to, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. If you or anyone claiming under or through you attempts to violate this Section 10, such attempted violation shall be null and void and without effect.

11. Beneficiary Designation.     As provided by Paragraph 17 of the Plan, you may, in a manner determined by the Committee in its discretion, designate a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount or award becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement. If there is any question as to the legal right of your beneficiary to receive a distribution under this Agreement, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of your estate, in which event the Company, the Board and the Committee will have no further liability to anyone with respect to such amount.

12. Administration, Interpretation, Etc.    Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of any provision of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you. By accepting this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan or this Agreement, by the Company, the Board or the Committee or its delegates.

13. Amendment. Subject to Section 8(e), this Agreement may be amended or terminated by the Company, the Board or the Committee at any time prior to a Change in Control of the Company. For the avoidance of doubt, you have no legally binding right to payment under this Award until such payment is made to you.

14. Change in Control Payments.    This Section shall apply in the event of Change in Control.

(a) In the event that any payment or benefit received or to be received by you hereunder in connection with a Change in Control or termination of your employment (hereinafter referred to collectively as the “Payments”) will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (a) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments); provided, however, that you may elect in writing to have other components of your Total Payments reduced, to the extent permitted by Section 409A, prior to any reduction in the Payments hereunder.

                (b) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (A) all payments and benefits received or to be received by you in connection with such Change in Control or the termination of your employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in such Change in Control, or any Person affiliated with the Company or such Person (collectively, “Total Payments”) shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(2)(A) or Section 280G(b)(4)(A) of the Code; (B) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (C) all “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(g)(4)(B) of the Code) in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining whether any of your Payments shall be reduced, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Payments are made. The Firm will be paid reasonable compensation by the Company for its services.

(c) As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, if your Payments are proposed to be reduced, the Company shall provide to you a written statement setting forth the manner in which your Total Payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

15. Miscellaneous.    Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with. In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the American Express companies. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates (as that term is defined in the Plan) nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its Affiliates (as that term is defined in the Plan), despite the fact that any such action or decision may adversely affect in any way whatsoever the financial or other measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

16. Governing Law and Venue.    As provided by Paragraph 18(n) of the Plan, the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan and to the Award issued under this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted in the courts of New York County, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

17. Compliance with Section 409A.    The payment of the Award under this Agreement is intended to comply with the requirements of Section 409A, and the Plan and this Agreement shall be administered and interpreted consistent with such intent and the Company’s Section 409A Compliance Policy, as amended and restated from time to time, and any successor thereto (the “409A Policy”). Notwithstanding the foregoing, the Company makes no representations that the Award or the payments provided by this Agreement comply with Section 409A, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, (a) references to your “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that you first incur a Separation from Service, and (b) if at the time of your Separation from Service, you are a “specified employee” for purposes of Section 409A, and any payment under this Agreement as a result of such Separation from Service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is the first day of the seventh month following your Separation from Service. “Separation from Service” has the meaning given such term by Section 409A (and as determined in accordance with the 409A Policy).

18. FDIA Limitations.     As provided by Paragraph 4(f)(i) of the Plan, notwithstanding any other provision of the Plan or this Agreement to the contrary, any payments or benefits to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated, or other guidance issued, with respect thereto.

19. Clawback.    As provided by Paragraph 4(f)(ii) of the Plan, notwithstanding anything in the Plan or this Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated with respect thereto) or Exchange (as hereinafter defined) listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under this Agreement by the Company at any time. This Agreement is subject to the Clawback Requirements (as hereinafter defined) and the Consent to Dodd-Frank Clawback Provisions (as hereinafter defined) executed by you, which could require you to return to the Company, or forfeit if not yet paid, your Award and the proceeds from the Award, in order to comply with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements. “Exchange” has the meaning given such term by Paragraph 2(a) of the Plan, which states that “Exchange” shall mean the New York Stock Exchange or such other principal securities market on which the shares are traded. “Clawback Requirements” means (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you. “Consent to Dodd-Frank Clawback Provisions” means the “Consent to the Requirements of Section 954 of the Dodd-Frank Act” or similar document, and any successor thereto, executed by you.

*        *        *        *        *

AMERICAN EXPRESS COMPANY
By the Compensation and Benefits
Committee of the Board of Directors:

R. WALTER
U. BURNS
P. CHERNIN
S. PALMISANO
R. WILLIAMS

By

Carol V. Schwartz, Secretary

Notwithstanding any contrary provision in the American Express Company 2016 Incentive Compensation Plan, the Company reserves the right to correct nonmaterial clerical errors in, and make subsequent nonmaterial clarifications to, any Award Agreement in the future, without prior notification to participants.

AMERICAN EXPRESS COMPANY

2016 INCENTIVE COMPENSATION PLAN

PORTFOLIO GRANT 20    -20

SCHEDULE A

Measure	Payout Level
	Threshold ( )	Maximum ( )
Average Annual ROE

For purposes of determining the Schedule A Value, if the Average Annual ROE is equal to or greater than the Threshold level needed to have some Schedule A Value and less than or equal to the Maximum specified level, and is not represented on the table, the Schedule A Value shall be determined by straight-line interpolation from the amounts specified in the table immediately less than and greater than the amount actually attained.

Note: the Award is designed to provide the Committee maximum flexibility in determining an appropriate award amount, while maintaining the ability to deduct the amount of the Award. The table produces the maximum deductible amount of the Award, and not the amount actually to be paid. The Committee uses negative discretion to reduce such amount as it deems appropriate.

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